EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-134984 of FEI Company on Form S-3 of our reports dated March 10, 2006, relating to the financial statements of FEI Company, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of FEI Company for the year ended December 31, 2005 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/DELOITTE & TOUCHE LLP
Portland, Oregon
July 5, 2006